                                                                    EXHIBIT (21)

                         SUBSIDIARIES OF THE REGISTRANT
                              AS OF MARCH 18, 1997



Name of Corporation           Jurisdiction of Incorporation
-------------------           -----------------------------
PS Group, Inc.                Delaware
PS Trading, Inc.              California
PSG Services, Inc.            Delaware
PSG Systems, Inc.             Delaware
Statex Petroleum, Inc.        California